EXHIBIT 10-C

NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT
BY AND BETWEEN CONECTIV AND JOHN C. VAN RODEN, JR.

NON-COMPETITION, NON-SOLICITATION,
AND CONFIDENTIALITY AGREEMENT

            THIS NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT (the “ Agreement ”), is made on this 18th day of June, 2002 by and between Conectiv, with its principal place of business at 800 King Street, P.O. Box 231, Wilmington, Delaware, 19899, including, unless the context clearly otherwise requires, its subsidiaries and affiliates (together, “Conectiv”),and John C. van Roden, Jr. (the “Executive”).

            WHEREAS, the Executive is employed by Conectiv as Senior Vice President and Chief Financial Officer and in such capacity, had, has, and will continue to have access to Conectiv’s employees, customers, vendors, trade secrets, and proprietary information; and

            WHEREAS, Conectiv has entered into a Agreement and Plan of Merger, dated as of February 9, 2001, with Potomac Electric Power Company (“PEPCO”) and New RC, Inc. by which Conectiv and PEPCO will become wholly-owned subsidiaries of New RC, Inc. (together with its affiliates and subsidiaries, “the Company”); and

            WHEREAS, by virtue of the years of valuable service the Executive has provided to Conectiv in a position in which the Executive has made significant policy decisions and contributed to the establishment of the strategic direction and compensation policies of Conectiv, the Executive possesses significant knowledge of and experience in connection with the business of Conectiv, including specifics regarding the compensation and benefits of its key executives that would place him in a position to recruit such executives if he were to engage in a competing or similar business; and

            WHEREAS, Conectiv is prepared to make a substantial cash payment to the Executive in the event the Merger is consummated, as set forth in Section 2 below, provided that the Executive makes certain assurances that he will not be in a position that is potentially adverse to, or that otherwise would harm, the business interests of Conectiv or the Company; and

            WHEREAS, the Executive desires to enter into this Agreement in exchange for such cash payment.

            NOW THEREFORE, in consideration of these premises and intending to be legally bound hereby, Conectiv and the Executive hereby agree as follows:

SECTION 1.    Definitions . Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:

            1.1.   “ Competing Business ” means (a) any electric or gas energy supplier or distributor located in or servicing the eastern third of the United States (north of Georgia) and (b) any other corporation, or unincorporated entity, engaged in the same business in which Conectiv or PEPCO (or any affiliate thereof) is engaged at the time of this Agreement or at the time the Executive terminates employment with Conectiv or the Company, marketing to the same or similar customers or in the same geographic area.

            1.2.   “ Proprietary Information ” means confidential, proprietary, business and technical information or trade secrets of Conectiv or the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) distribution methods, (e) marketing data, methods, plans and efforts, (f) the identities of Conectiv’s or the Company’s relationship(s) with actual and prospective customers, contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, including but not limited to benefit programs, pay scales, and incentive programs, and (j) customer and vendor credit information. Failure by Conectiv or the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

            1.4.   “ Restricted Period ” means the entire period of the Executive’s employment by Conectiv or the Company and the 12 calendar months following the termination of such employment.

            1.5.   “ Restrictive Covenants ” means the provisions contained in Section 3.1 of this Agreement.

SECTION 2.    Transaction and Signing Bonus . Within 15 days following the consummation of the Merger, Conectiv will make a single sum cash payment to the Executive of $2,180,093, less any required tax withholding.

SECTION 3.    Non-Compete; Confidentiality; Non-Solicitation . In consideration of the payment described above in Section 2 , the Executive agrees to be bound by the Restrictive Covenants set forth in this Section 3 .

            3.1.    Restrictive Covenants .

                        (a)   During the Restricted Period, the Executive will not do any of the following, directly or indirectly, in the eastern third of the United States (north of the state of Georgia) or any other place where Conectiv or the Company has conducted business during the tenure of Executive’s employment with Conectiv or the Company (except with respect to lines of business in which the Company no longer engages), without the prior written consent of Conectiv or the Company, as applicable:

                                     (i)     Non-Competion . Engage or participate in any Competing Business;

                                     (ii)     Restrictions on Ownership. Become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, the Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

                                     (iii)     Non-Solicitation of Business . Solicit or call on, either directly or indirectly, (A) for purposes of selling goods or products competitive with goods or products sold by Conectiv or the Company, any customer with whom Conectiv or the Company shall have dealt or any prospective customer that Conectiv or the Company shall have identified and solicited at any time during the Executive’s employment, or engagement as a consultant, by Conectiv or the Company; or (B) for the purposes of purchasing goods or products competitive with goods or products purchased by Conectiv or the Company for resale by Conectiv or the Company, any supplier with whom Conectiv or the Company shall have dealt at any time during the Executive’s employment, or engagement as a consultant, by Conectiv or the Company;

                                     (iv)     Non-Interference with Business . Influence or attempt to influence any supplier, customer or potential customer of Conectiv or the Company to terminate or modify any written or oral agreement or course of dealing with Conectiv or the Company; or

                                     (v)     Non-Solicitation of Employees . Influence or attempt to influence any person to either (A) terminate or modify any employment, consulting, agency, distributorship or other arrangement with Conectiv or the Company, or (B) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by Conectiv or the Company as an employee, consultant, agent or distributor of Conectiv or the Company at any time during the Restricted Period. It is understood that this sub-paragraph (v) does not prevent the Executive from responding truthfully to requests by prospective employers or recruiters for recommendations or information concerning any such person’s performance as an employee of Conectiv or the Company, provided that Executive did not initiate such request or refer such person for the employment or retention that is the subject of the request, and further provided that Executive shall not receive any compensation in any form as a result of any hiring or retention of such person.

                        (b)    Confidentiality . The Executive recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of Conectiv or the Company. As a result, both during the period of the Executive’s employment with Conectiv or the Company and thereafter, the Executive shall not, without the prior written consent of Conectiv or the Company, as applicable, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of Conectiv or the Company, any Proprietary Information revealed, obtained or developed in the course of his employment, or engagement as a consultant, by Conectiv or the Company; provided, however , that nothing herein contained shall restrict the Executive’s ability to make such disclosures during the Executive’s period of employment or engagement with Conectiv or the Company as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee or consultant or as such disclosures may be required by law. If the Executive or any of his representatives becomes legally compelled to disclose any of the Proprietary Information, the Executive will provide Conectiv or the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.

                        (c)    Property .All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of Conectiv or the Company. During the period of employment, and engagement as a consultant, by Conectiv or the Company, the Executive shall not remove from Conectiv or the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to Conectiv or the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. The Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with Conectiv or the Company, he shall leave with or return to Conectiv or the Company all originals and copies of the foregoing then in his possession, whether prepared by the Executive or by others.

                        (d)    Duty to Keep Company Informed . In order to ensure that the Conectiv and the Company may retain the benefit of the Restrictive Covenants, the Executive agrees to notify Conectiv (or after the Merger, the Company) of any employment or retention as consultant that he may enter into, and to provide specific information upon request regarding the Executive’s activities. In the event Executive provides such notice and information at least 30 days prior to the commencement of such employment or consultancy, Conectiv or the Company shall respond to such Executive within 30 days (or if later, within 30 days after additional information has been submitted by the Executive in response to a request for such information) regarding the Company’s initial determination regarding whether such employment or consultancy falls within the scope of the Restrictive Covenants.

            3.2.    Acknowledgments . The Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of Conectiv or the Company and its affiliates and that, in the absence of such restrictions, Conectiv would not enter into this Agreement. Therefore, the Executive acknowledges that the Restrictive Covenants are entered into in order to induce Conectiv to make the payment described in Section 2 . The Executive further acknowledges that the duration and geographic scope of Section 3.1(a) are reasonable given the nature of Conectiv’s business and the position of authority and responsibility that the Executive holds within Conectiv or may hold within the Company.

            3.3.    Rights and Remedies Upon Breach .

                        (a)    Specific Enforcement . The Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to Conectiv or the Company for which monetary damages would not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by the Executive, Conectiv or the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to Conectiv or the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

                        (b)    Extension of Restrictive Period . If the Executive breaches any of the Restrictive Covenants contained in Section 3.1(a) , then the Restricted Period shall be extended for a period of time equal to the period of time that the Executive is in breach of such restriction.

                        (c)    Return of Payment and Accounting . If the Executive engages in a material breach of any of the Restrictive Covenants, the Executive will be required to return the payment described in Section 2 above, plus interest accruing from the date of payment to the Executive to the date of such repayment at a rate of 2% above the prime rate, as determined by the Company, to Conectiv or the Company, as applicable, and Conectiv or the Company will have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants. These rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to Conectiv or the Company under law or in equity. Notwithstanding the foregoing, no return of payment will be required unless (i) the damages caused by the breach are significant and proportionate to the penalty hereunder, or (ii) the Executive fails to cease and remedy the breaching activity within thirty (30) days after receiving notice from Conectiv or the Company indicating the manner in which the breach has occurred and demanding such cessation and remediation.

            3.4.    Judicial Modification . If any court determines that the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

            3.5.    Disclosure of Restrictive Covenants . The Executive agrees to disclose the existence and terms of the restrictive covenants set forth in this Section 3 to any employer that the Executive may work for during the Restricted Period.

            3.6.    Enforceability . If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of Conectiv or the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.

SECTION 4.    Miscellaneous

            4.1.    Successors and Assigns . This Agreement shall inure to the benefit of and be binding upon Conectiv, the Company, and the Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however , that neither the Executive nor Conectiv or the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, Conectiv or the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

            4.2.    Notice . Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

                        If to the Executive:

                                     1439 Lanes End
                                     Villanova, PA 19085

                        If to Company:

                                     Before Merger:

                                     Conectiv
                                     800 King Street
                                     P.O Box 231
                                     Wilmington, DE 19899
                                     Attn: General Counsel

                                     After Merger:

                                     PEPCO Holdings Inc.
                                     Legal Department
                                     701 Ninth St. N.W.
                                     Washington, D.C. 20068

                                     Attn: General Counsel

                        with a copy to:

                                     Pepper Hamilton LLP
                                     3000 Two Logan Square
                                     18th & Arch Streets
                                     Philadelphia, PA 19103
                                     Attention: Susan K. Hoffman, Esquire
                                     Fax: 215-981-4750

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

            4.3.    Entire Agreement; Amendments . This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

            4.4.    Waiver . Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

            4.5.    Governing Law . This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware without regard to the application of the principles of conflicts of laws.

            4.6.    Severability . Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

            4.7.    Section Headings . The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

            4.8.    Consent to Suit; Fees . Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Wilmington, Delaware, and the Executive and Conectiv hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection that the Executive or Conectiv or the Company may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum. In the event of any legal proceeding arising out of or relating to the enforcement or interpretation of this Agreement, the party prevailing in such proceeding shall be entitled to payment from the other party of all reasonable attorneys’ fees, costs and disbursements incurred by the prevailing party in connection with such proceeding.

            4.9.    Counterparts and Facsimiles . This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

                        IN WITNESS WHEREOF, Conectiv has caused this Agreement to be executed by its duly authorized officers, and the Executive has executed this Agreement, in each case as of the date first above written.

CONECTIV
By:	/s/ Howard Cosgrove

Title:

JOHN C. VAN RODEN, JR.
/s/ John C. Van Roden, Jr